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                                                                     EXHIBIT 6.5



                           SOFTWARE LICENSE AGREEMENT


     THIS AGREEMENT is entered into this 28th day of August, 1998, by and between SERCA FOODSERVICE INC., its subsidiaries and affiliates, an Ontario corporation located at 302 The East Mall, Etobicoke, Ontario, Canada M9B 6B8 ("SERCA") and SUREQUEST SYSTEMS, INC., a Nevada corporation located at 401 South Sherman Street, Suite 305, Richardson, Texas, U.S.A. 75081 ("Surequest").

     WHEREAS, SureQuest, owns and markets several nutrition management software programs, including one known generally as "Three Squares(R)"; and

     WHEREAS, SERCA desires to offer to its customers a nutrition management software program under the name "SERCA Synergy" for use by its customers as a value-added service;

     NOW, THEREFORE, in consideration of the mutual promises and undertakings hereinafter set forth, SureQuest and SERCA do hereby agree as follows:

     SECTION 1. DEFINITIONS. Unless specifically stated otherwise, for the purposes of this Agreement the following terms shall be defined as set forth below:

     1.1 Software. "Software" is the inventory and select menu management modules of SureQuest's single-user or multi-user Microsoft Windows based "Three Squares" nutrition management program, in object code format, including any enhancements, modifications or updates to those modules.

     1.2 Equipment. "Equipment" shall mean the types of computer terminals and peripherals described in Schedule C.

     1.3 Licensed Materials. "Licensed Materials" shall mean the SureQuest User's Manual, its User Guide, and such other system documentation as provided in written and electronic medium, by SureQuest for use with the Software.

     1.4 Source Code. "Source Code" shall mean the source code for the Software with programmer's comments and notes relating thereto.

     1.5 SERCA Service Area. SERCA's service area is the country of Canada.

     1.6 Technical Support. Assistance to SERCA personnel who may be encountering difficulty operating the Software or who may be advising end-users as to proper use of the Software.


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     1.7 Maintenance. Changes to the Software which SureQuest deems necessary to maintain Software performance in accordance with the Licensed Materials.

     1.8 Updates. Releases of new or enhanced features deemed desirable by SureQuest.

     1.9 Currency. All prices, costs, fees, etc. are expressed in U.S. dollars.

     1.10 Enhancements. "Enhancements" shall mean and include upgrades and substantial additions to the capability of the Software, and also later versions of the Software developed by SureQuest and provided generally to SureQuest supported customers.

     SECTION 2. LICENSE. Subject to the terms and conditions of this Agreement, SureQuest hereby grants to SERCA a non-exclusive, perpetual license to use, and to license others to use, the Software and Licensed Materials in the SERCA Service Area. SERCA agrees that the sublicense agreements shall include at least the same restrictions on sublicensees as are imposed in this Agreement on SERCA as the licensee.

     2.1 SERCA may use in the SERCA Service Area, and may sub-license others to use in the SERCA Service Area, the Software and Licensed Materials for SERCA's intended purpose of providing software to its customers to facilitate computer-assisted menu planning, nutrition information and patient tracking. SERCA shall have the right to make as many copies of the Licensed Materials as are covered by the license fees set out below as well as such backup and archival copies of the Software as are required by normal business practice.

     SECTION 3. PURCHASE OF SOFTWARE LICENSES. During the first thirty-nine (39) months of the term of this Agreement, SERCA may acquire Software licenses from SureQuest at a price equal to ___________________ of SureQuest's suggested retail price; details of the single user product pricing are attached as Schedule A and details of the multi-user product pricing are attached as Schedule B. Software licenses above the minimum required in each year by Section
8.1 may be acquired in that year at a price equal to ___________________ of SureQuest's suggested retail price reduced by an additional Ten percent (10%) of the discounted price. The suggested retail price for purposes of this Agreement may not be increased more often than annually, and any increase shall not exceed the percentage increase in the CONSUMER PRICE INDEX ("CPI")-- ALL ITEMS FOR CANADA as published by Statistics Canada for the 12 month period preceding the increase. Following the first thirty-nine (39) months, and subject to the parties agreeing (as provided in Section 8.1) on the number of licenses to be acquired in subsequent years to maintain exclusivity, SERCA may acquire software licenses at ___________________ of SureQuest's suggested retail price, as established from time to time.

     SECTION 4. DEMONSTRATION MATERIALS. SureQuest shall provide to SERCA one
(1) copy of the Software for each SERCA health care specialist (or other designated representative operating in a similar capacity) for demonstration purposes. SureQuest shall provide assistance to SERCA in the development of brochures and other printed material


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relating to the Software, including demonstration diskettes of the Software, at
SureQuest's cost plus Fifteen percent (15%).

     SECTION 5. TECHNICAL SUPPORT, MAINTENANCE, AND UPDATES. SureQuest shall provide SERCA with ninety (90) days of free Technical Support, Maintenance, Enhancements and Updates on behalf of each SERCA customer that sublicenses the Software. Thereafter, continuing Technical Support, Maintenance, Enhancements and Updates will cost _____________________________ (the "support fee") per month per customer, billed to SERCA quarterly and payable in advance. The support fee may not be increased more often than annually, and SureQuest agrees that during the first three (3) years of the term of this Agreement such increase shall not exceed the percentage increase in the CPI-- ALL ITEMS FOR CANADA as published by Statistics Canada for the 12 month period preceding the increase.

     The support fee is payment only for support provided to SERCA; SERCA will undertake direct support of its customers. For support provided directly to SERCA's customers, SureQuest will be paid ____________ billed to SERCA in 1/10 hour increments. However, SERCA shall not be obligated to pay any such charges for customer support which was not pre-approved by SERCA.

     In order that Technical Support, Maintenance and Updates may properly be provided, SERCA will provide to SureQuest the names and addresses of its customers as each acquires a license and the date of acquisition of each license, and a quarterly update indicating each customer's status with respect to licensing and Technical Support.

     5.1 Technical Support Availability. In order to provide timely technical support, SureQuest personnel will be available to SERCA personnel via toll telephone line from Monday to Friday, excluding U.S. holidays, during the hours of 8:00 a.m. through 6:00 p.m. Central time. At all other days and times, SureQuest personnel will be available to SERCA personnel via pager.

     5.2 Indemnification. In no event shall SureQuest be liable for any harm caused directly or indirectly by technical support provided by SERCA to its customers, and SERCA will indemnify and hold SureQuest harmless against any such claims made by SERCA or its customers.

     SECTION 6. INTERFACE DEVELOPMENT; OTHER REQUESTED MODIFICATIONS; TRAINING.

     6.1 Interface Development. SERCA agrees that the interface is complete and satisfactory as of the date of execution of this Agreement. Upon receipt of an invoice, SERCA shall pay to SureQuest ________________________________________
__________ for development of the interface with SERCA's existing systems.

     6.2 Other Requested Modifications. The parties shall negotiate the fees and terms by which requested modifications to the Software, associated manuals and other materials may be made by SureQuest. Any such fees must be agreed to by both parties before commencement of any modifications.


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     6.3 Training. At SERCA's reasonable request SureQuest shall provide additional training to SERCA at SureQuest's then current prevailing rates (including expenses) (see Schedule A), increasable during the first three (3) years of the term of this agreement not more than annually and by no more than the percentage increase in the CPI-- ALL ITEMS FOR CANADA as published by Statistics Canada for the 12 month period preceding the increase.

     SECTION 7. PAYMENT OF FEES. For the support fee (referred to in paragraph
5) and training (referred to in paragraph 6.3) and other products and services rendered under this Agreement, SureQuest will submit invoices to SERCA and SERCA agrees to remit payment to SureQuest within thirty (30) calendar days from the date of invoice. With respect to payments for Software licenses, SERCA shall pay for each license when ordered, except that when ten or more licenses are ordered at one time, ___________________ of the total price of each such multiple order shall be paid at the time the order is made, and the remaining _____________ _____ shall be paid when the Software license is received by SERCA. Payments due and not received by SureQuest in accordance with the terms of this Agreement are subject to and may be assessed interest charges equal to one and one half (1.50%) percent per month on the unpaid balance.

     SECTION 8. EXCLUSIVE MARKETING. As long as SERCA fulfills the minimum acquisition requirements set forth below and does not market competitive software to its customers or to others, SureQuest shall not, during the term of this Agreement, enter into an agreement permitting a competing food distributor or food purchasing group to offer the Software to the health care industry in SERCA's Service Area. SERCA shall not be considered to be marketing competitive software in breach of this Section either by continuing to offer SPS and/or Access software or by providing otherwise competitive software to a particular customer at that customer's insistence. If the SPS or Access software is enhanced beyond its current functionality to provide software services substantially equivalent to those provided by the Software (the "Competitive Services"), SERCA agrees not to market or sell any such Competitive Service of SPS or Access to the health care industry during the term of this exclusive marketing agreement.

     8.1 Minimum Purchase. During months one (1) through twelve (12) of this Agreement, SERCA shall purchase not less than ________________ Software licenses. SureQuest acknowledges that SERCA has met its year one minimum acquisition obligations. During months thirteen (13) through twenty-four (24), SERCA shall acquire not less than __________ Software licenses; SERCA will use its best efforts to acquire these licenses as quickly as can be arranged. During months twenty-five (25) through thirty-nine (39), SERCA shall acquire not less than ___________ Software licenses, and thereafter the number of licenses to be acquired by SERCA shall be established by good-faith negotiation between the parties. Should such negotiations fail to result in agreement, then the exclusive marketing arrangement shall terminate.

     8.2 Non-competing Marketing. Nothing in this Section 8 shall be construed to limit SureQuest's right to market, or license others to market, the Software in the SERCA Service Area except as provided in Section 8.0.


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     8.3 Limited Affect of Insufficient Acquisitions. Failure to meet the above minimum acquisition requirements may, on written notice from SureQuest, cause the exclusive arrangement described by this Section 8 to terminate, but will not affect the remainder of this Agreement, except that the acquisition price for additional licenses shall be seventy percent (70%) of SureQuest's suggested retail price as established from time to time. SERCA shall have thirty (30) days from receipt of written notice from SureQuest to acquire the balance of the necessary Software licenses to meet minimums necessary to retain the exclusive arrangement described in Section 8.

     8.4 Reciprocity. SERCA shall not knowingly offer or license the Software outside the SERCA Service Area and shall immediately cease and desist such activity upon written demand by SureQuest, whether or not such activity was knowingly begun. Should SERCA fail within thirty (30) days to comply with any such demand, SureQuest may refuse to provide further licenses to SERCA and terminate the exclusive marketing arrangement of this Section 8.

     SECTION 9. ESCROW OF SOURCE CODE.

     9.1 The escrow is being established to assure SERCA's ability to provide maintenance of the Software, and continue to offer it to its customers, should SureQuest become unable or unwilling to perform under this Agreement to such a material extent that its inability or unwillingness jeopardizes the Maintenance of the Software or SERCA's ability to offer it to its customers. Should any such event happen, SERCA agrees to give SureQuest written notice of any such inability or unwillingness which SERCA reasonably believes jeopardizes Software maintenance or SERCA's ability to offer the Software to its customers. SureQuest shall have thirty (30) days to respond in writing to the alleged inability or unwillingness. If the parties are not able to resolve the dispute, the matter shall be submitted to arbitration as provided in Section 13 below. While the dispute is in arbitration, SERCA shall have the right to have the escrow agent release from escrow a sufficient number of executable copies of the Software to allow SERCA to provide maintenance of the Software and continue to offer it to its customers. The final decision of the arbitration shall determine whether SERCA shall continue to have access to the executable copy or shall receive a copy of the Source Code or whether SureQuest shall eliminate its inability or unwillingness to perform its obligations under this Agreement.

     9.2 Within thirty (30) days following execution of this Agreement, SureQuest shall place into escrow an executable copy of the Software and a copy of the Source Code and, within thirty (30) days of release to SERCA of any Maintenance, Updates or Enhancements to the Software which required changes to the Source Code shall place into escrow an updated executable copy of the Software and copy of the Source Code. The parties shall share equally the responsibility for payment of all fees charged by the escrow agent. SureQuest's contribution to such fees shall take the form of a credit against billing to SERCA. Furthermore, the parties agree that if the Software does not meet the millennium compliance requirements as specified in Section 10.2 below by July 31, 1999, SERCA shall have the right to have the escrow agent release the Source Code to SERCA so that SERCA can make the necessary changes to assure that the Software meets such millennium compliance requirements.


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     9.3 The escrow agent shall be Fort Knox and the escrow shall be established, maintained, and dissolved according to the terms of the escrow agreement to be agreed to by SERCA and SureQuest, provided that the terms of the escrow agreement shall be consistent with the terms of this Agreement.

     9.4 Should SERCA acquire the Source Code through escrow, SERCA shall be granted a non-transferable, irrevocable, non-exclusive license to use the Source Code only to support its license to use, and license its customers to use, the Software in the SERCA Service Area. Ownership of the Source Code, and all intellectual property rights, including, but not limited to, copyright, trade secret, and patent rights, in the Source Code and any modifications and additions thereto, by whomever made, shall remain vested in SureQuest. Except as specifically set forth in this Section 9.4, SERCA shall not use the Source Code or its license to compete in any manner with SureQuest.

     SECTION 10. REPRESENTATIONS AND WARRANTIES.

     10.1 SureQuest warrants that the Software will perform in accordance with the Licensed Materials and the written documentation and specifications provided to SERCA provided that the users of the Software use at least the Equipment specified on Schedule C. Should any of the Software delivered to SERCA not perform in accordance with the Licensed Materials or written documentation and specifications provided to SERCA, following receipt of written notice and reasonable opportunity to correct nonconformance, SERCA shall be entitled to a refund of any and all money paid to SureQuest which relates to the non-performing Software, and this Agreement shall, at SERCA's option, terminate. Any demand for refund pursuant to this Section must be received in writing by SureQuest.

     10.2 SureQuest represents and warrants that at the time of delivery the Software and all Updates and Enhancements shall be free of known viruses and bombs. Apart from difficulties resulting directly from third party hardware or unrelated software in use on hardware also running the Software, SureQuest warrants that on or before July 31, 1999 all the current production versions of the Software will fully comply with the following millennium compliance statements when configured and used according to the documented instructions. The definition of "comply" is the ability to:

     -- correctly handle date information before, during and after 1 January 2000, accepting date input, providing date output and performing calculation on dates or portions of dates;

     -- function according to the Documentation before, during and after 1 January 2000, without changes in operation resulting from the advent of the new century assuming correct configuration;

     -- where appropriate, respond to two digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and


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          predetermined manner, store and provide output of date information in ways that are unambiguous as to century; and

     -- manage the leap year occurring in the year 2000, following the quad-centennial rule.

     10.3 SureQuest represents and warrants that it is the sole owner of the Source Code and Software and all proprietary and other rights associated with the Source Code and Software, except for certain components embedded in the Software which may be owned by a third party, but for which SureQuest has the non-exclusive right to use and distribute to others.

     10.4 SureQuest makes no warranty that the Software as delivered fulfills any particular local, territorial, provincial, or national nutritional requirements; each individual customer of SERCA who uses the Software is responsible for incorporating into its particular Software all data relating to said customer's governmental nutritional requirements. Each customer is also responsible for the necessary updates of data to ensure that the Software remains in compliance with said customer's governmental nutritional and/or operational standards.

     10.5 SureQuest represents and warrants that no changes, Upgrades or Enhancements will be made to the Software that interfere with the functioning of the interface between the Software and SERCA's ordering system.

     SECTION 11. INFRINGEMENT.

     11.1 SureQuest shall, at its own expense, indemnify and hold SERCA harmless and defend or settle any action brought against SERCA based on a claim that the Software infringes any patent or copyright and will pay all costs and damages finally awarded against SERCA in any such action, provided SERCA promptly notifies SureQuest when it receives any notice of such claim or allegation of infringement, and SureQuest has the sole control of the defense of any such claim.

     11.2 In the event a claim of infringement is proven, SureQuest shall replace the infringing software with a substantially compatible and functionally equivalent computer program or modify the Software to avoid the infringement or, if neither of these alternatives is reasonably available to SureQuest, SERCA may return all copies of the Software to SureQuest against SureQuest's refund of the license fees less a reasonable amount commensurate with the use already made of the Software, on the basis of a reasonable life of three (3) years for the Software (that is, 1/36 of the fees per month).

     11.3 SureQuest shall not be liable for any infringement or claim thereof based upon the use of the Software or any element of it in combination with programs or hardware not approved by SureQuest, or upon any modifications to the Software made by SERCA should SERCA become able to make such changes.


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     SECTION 12. NON-DISCLOSURE OF PROPRIETARY INFORMATION.


     12.1 Unless the other party's prior written consent is secured, which shall not be unreasonably or unduly withheld, neither party shall, directly or indirectly, furnish or disclose to any person (except each parties' respective officers, employees or agents with a demonstrable need to know and who have been informed of the restrictions of this Section) or entity or use in any way, any proprietary or confidential information of the other, except information which may:

     (a)  be required to be disclosed or divulged by law or regulation, or

     (b) become part of the public domain, except by an act or omission of the disclosing party, or

     (c) be received by either party from a third party having legal right to transmit same to such recipient.

     12.2 Restriction. Neither SERCA nor its sublicensees shall modify, copy, reverse engineer, decompile or disassemble the Software, or copy or reproduce the Licensed Materials accompanying the Software without SureQuest's written permission, except as noted in paragraph 2.1. Neither SERCA nor its sublicensees shall attempt in any manner to defeat, remove, or circumvent any security routines or devices designed to prevent unauthorized use of the Software. SureQuest warrants that supplied security control devices should not hamper normal authorized operation of the Software and agrees to either correct or to remove such devices within a reasonable time following written notice that such a condition exists.

     12.3 Reservation. Nothing in this Agreement shall be construed to grant either party any rights with respect to the other's copyrights, trademarks, trade names, service marks, or other intellectual property, except the narrowest such rights necessary for each to perform its obligations hereunder and to accomplish the purposes of this Agreement.

     12.4 Intellectual Property Notices. SERCA will ensure that all copyright, patent, proprietary and trade secret notices of SureQuest will remain on the Software in any form, and on all Licensed Materials. The use of a copyright notice on the Software and Licensed Materials shall not be taken to indicate that they have been published.

     12.5 Remedy for Breach. Each party acknowledges that compliance with the restrictive covenants contained in this section are necessary to protect the other's substantial investment in proprietary information. Each party recognizes the irreparable harm and continual damage that would result from a breach of these covenants for which money damages may not be adequate. In the event either party breaches or threatens to breach any of the restrictive covenants contained herein, the other shall be entitled to any legal or equitable relief available, including, without limitation, specific performance, immediate preliminary and/or permanent injunctive relief, and money damages insofar as they can be determined.


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     12.6 This section 12 shall survive termination of this Agreement.

     SECTION 13. ARBITRATION AND INDEMNIFICATION.

     13.1 Arbitration. If any claim or dispute arising out of this Agreement cannot be settled by the parties, such claim or dispute shall be settled by arbitration, in Dallas, Texas, in accordance with the commercial rules of the American Arbitration Association then in effect, and judgment on the award may be entered in any court having jurisdiction.

     13.2 Indemnification and Hold Harmless. Unless due to the negligence of SureQuest, SERCA shall indemnify and hold SureQuest and its shareholders, directors, officers, agents and employees harmless from any and all claims, causes of action, loss, damage, costs and expenses, judgments, orders, civil and criminal penalties, forfeitures and assessments arising from or related to (i) the failure of SERCA to perform as required by this Agreement; or (ii) any services rendered by SERCA or any employee or agent of SERCA pursuant to this Agreement.

     Unless due to the negligence of SERCA, SureQuest shall indemnify and hold SERCA and its shareholders, directors, officers, agents and employees harmless from any and all claims, causes of action, loss, damage, costs and expenses, judgments, orders, civil and criminal penalties, forfeitures and assessments arising from or related to (i) the failure of SureQuest to perform as required by this Agreement; or (ii) any services rendered by SureQuest or any employee or agent of SureQuest pursuant to this Agreement.

     13.3 Attorney's Fees. In the event of the commencement of suit to enforce any of the terms or conditions of this Agreement, the parties shall be responsible for payment of their own costs and attorney's fees.

     13.4 This section 13 shall survive termination of this Agreement.

     SECTION 14. LIMITATION OF DAMAGES. FOR ANY BREACH OR DEFAULT BY SUREQUEST IN CONNECTION WITH THIS AGREEMENT, EVEN FOR A BREACH OF FUNDAMENTAL CONDITION, SERCA'S EXCLUSIVE REMEDY SHALL BE PAYMENT BY SUREQUEST OF SERCA'S DAMAGES TO A MAXIMUM AMOUNT EQUAL TO THE AMOUNT PAID BY SERCA UNDER THIS AGREEMENT.

     IN NO EVENT SHALL SUREQUEST'S LIABILITY FOR DAMAGES EXCEED THE AMOUNT PAID BY SERCA UNDER THIS AGREEMENT. IN NO EVENT SHALL SUREQUEST BE LIABLE FOR ANY SPECIAL INDIRECT DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOST DATA, LOSS OF COMPUTER TIME, FAILURE TO ATTAIN ONE OR MANY OBJECTIVES (ECONOMICAL OR OTHER), AND THIS EVEN IF SUREQUEST HAS BEEN ADVISED OF THE POSSIBILITY OF ANY OF THESE DAMAGES.

     IN NO EVENT SHALL SERCA'S LIABILITY FOR DAMAGES EXCEED THE AMOUNT PAID BY SERCA UNDER THIS AGREEMENT. IN NO EVENT SHALL SERCA BE LIABLE FOR ANY SPECIAL INDIRECT DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOST DATA, LOSS OF COMPUTER TIME, FAILURE TO ATTAIN ONE OR MANY


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OBJECTIVES (ECONOMICAL OR OTHER), AND THIS EVEN IF SERCA HAS BEEN ADVISED OF THE
POSSIBILITY OF ANY OF THESE DAMAGES.

     SECTION 15. SUCCESSORS AND ASSIGNS. Except as may be otherwise provided herein, this Agreement may not be assigned nor may any of the rights and obligations of the parties under the terms of this Agreement be assigned or otherwise transferred without the prior written consent of the other. Any such assignment or other transfer shall be null and void, ab initio. Notwithstanding the foregoing, SERCA or SureQuest, respectively, may assign or otherwise transfer its rights and obligations under this Agreement: (a) as part of the sale of all or substantially all of its assets or stock to another entity or (b) as part of a merger, consolidation or other corporate reorganization, or (c) to a subsidiary or related corporation, provided that SERCA or SureQuest must give at least ten (10) days notice to the other of its intent to assign or otherwise transfer and any assignee or transferee must agree in writing to be bound by the terms of this Agreement.

     15.1 The covenant contained in this Section 15 shall supersede and control over all other clauses on assignment of this Agreement and the License contained herein.

     SECTION 16. NOTICES. All notices and other communications provided for in this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested and:


              If to SERCA addressed to:          SERCA Foodservice Inc.
                                                 302 The East Mall
                                                 Etobicoke, Ontario, Canada
                                                 M9B 6B8
                                                 Attn:    Vice-President -- IT
                                                 Fax Number: 416-234-7050

              If to SureQuest, addressed to:     SureQuest Systems, Inc.
                                                 401 South Sherman Street
                                                 Suite 305
                                                 Richardson, Texas, U.S.A. 75081
                                                 Attn:    President
                                                 Fax Number: 970-238-7733


In the event of threatened or actual postal disruption, any notice or communication must be given either personally or by facsimile transmission.

     SECTION 17. SEVERABILITY. Each provision of this Agreement shall be construed in such a manner as to give such provision the fullest force and effect permissible at law or in equity. To the extent that any provision herein, or part thereof, is held to be unenforceable or invalid by a court of competent jurisdiction, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement which shall remain in full force and effect, nor shall such unenforceability or invalidity render such


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provision inapplicable to other facts in the context of which such provision, or part thereof, would be held legally enforceable or valid.

     SECTION 18. WAIVER OR MODIFICATION.

     18.1 It is agreed that no waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless made in writing and duly executed by the party to be charged therewith.

     18.2 No waiver by either of the parties of any breach by the other party or of compliance with any condition or provision of this Agreement shall be deemed to be a waiver of any other provisions or conditions of this Agreement or of any further breach or non-compliance.

     SECTION 19. BREACH/DEFAULT.

     19.1 Breach by SERCA. SERCA shall be in default hereunder if it fails to pay when due any part of the fees and payments for Software licenses payable hereunder or is otherwise in default hereunder. In the event of such default by SERCA, which default is not cured within thirty (30) days after receipt by SERCA of written notice of default, SureQuest may refuse to provide further licenses to SERCA, the whole under reserve of all its other rights and recourses. Notwithstanding the foregoing, failure to pay support fees shall entitle SureQuest to cease provision of Technical Support, Maintenance, Updates and Enhancements and shall not entitle it to terminate this License.

     19.2 Breach by SureQuest. SureQuest shall be in default hereunder if it fails to make timely delivery of any part of the Software or of any Licensed Materials, or there is a failure of the warranties made by it or SureQuest becomes bankrupt (which shall not of itself terminate this License). SureQuest shall also be in default hereunder it if fails to provide the Technical Support, Maintenance and Updates required by this Agreement or it is otherwise in default hereunder.

     Should SureQuest fail to remedy the default complained of within thirty
(30) days after written notice, SERCA may terminate this Agreement, claim damages by reason of such default, and/or exercise its rights pursuant to
Section 9. In the event SERCA opts to terminate this Agreement, it shall send a further written notice that the default has not been remedied within the said period of thirty (30) days and SureQuest shall immediately repay to SERCA the full fees previously paid hereunder which relate to the particular default at issue, the whole under reserve of all SERCA's other rights and recourses.

     SECTION 20. GOVERNING LAW. The parties hereto agree that it is their intention and covenant that this Agreement and the mutual and respective performance thereof and all litigation and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Texas, U.S.A. and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Texas, U.S.A. shall be applicable and


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shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

     SECTION 21. TERM OF AGREEMENT. The term of this Agreement shall commence upon January 1, 1997 and shall remain in force unless terminated as provided herein, or by agreement of the parties. The parties acknowledge that based upon the facts known to each as of the date of execution of this Agreement neither party is in breach of this Agreement in any manner.

     SECTION 22. MISCELLANEOUS.

     22.1 Force Majeure. Neither party to this Agreement shall be liable to the other for failure to perform its part of this Agreement, when such failure is due to a breakdown of transportation, explosion, storm, fire, flood, war, riot, civil disorder, vandalism, sabotage, labor dispute, Act of God or any other cause beyond the control of the parties of this Agreement.

     22.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter and supersedes all prior Agreements between the parties in connection with the subject matter. No supplement shall be binding, unless executed in writing by the parties to this Agreement. Further, this Agreement shall be binding upon SERCA and SureQuest and shall inure to the benefit of SERCA and SureQuest and to their respective heirs, successors and assigns provided, however, the term "assigns" shall not be deemed to permit an assignment of this Agreement except as expressly provided herein.

     22.3 Captions. The captions of this Agreement are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     22.4 Mutual Duties and Obligations. The parties agree that, upon the request of the other, each shall promptly execute, swear to, acknowledge under oath and/or deliver such further documents and instruments, information and other further assurances and promptly perform further acts as may be necessary, appropriate or incidental to carry out the intent and purpose of this Agreement.

     22.5 Shipping Charges. The parties agree that where expedited delivery of the Software is required, the party responsible for the need for expedited delivery shall pay all charges relating to such delivery method. For purposes of clarity only, for example, if expedited delivery is required due to SureQuest's failure to act in a timely manner, SureQuest shall pay all shipping charges, but if it is required due to a non-SureQuest precipitated emergency of SERCA, SERCA shall pay such shipping charges.


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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers, thereunto duly authorized, as of the date first above written.

         SERCA FOODSERVICE, INC.                 SUREQUEST SYSTEMS, INC.

BY:      /s/ C.A. SIMPSON               By:      /s/ C. SCOTT SYKES, JR.
         ---------------------------             ---------------------------
         C.A. Simpson                            C. Scott Sykes, Jr.

TITLE:   VICE PRESIDENT -- I.T          Title:   President



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


                                   SCHEDULE B


                               MULTI USER PRICING




                         To be determined by SureQuest

                               FIRST AMENDMENT TO
                           SOFTWARE LICENSE AGREEMENT

This Amendment, dated as of March 1, 2000, (the "Amendment") amends and supplements the Software License Agreement, dated August 28, 1998 (the "Original Agreement"), by and between Serca Foodservice, Inc., its subsidiaries and affiliates, a Ontario corporation located at 302 The East Mail, Etobicoke, Ontario, Canada M9B 6B8 ("Serca"), and SureQuest Systems, Inc., a Nevada corporation located at 13606 TI Boulevard, Dallas, Texas 75243 ("SureQuest").

         WHEREAS, the Original Agreement recited that Serca would acquire from SureQuest at least ________________________ licenses for Serca's Software at _________________________________________________________
         _________________, US currency, per license before March 31, 2000 (not including the initial acquisition of ________________ licenses from Positive Input, Inc.); and

         WHEREAS, the original Agreement is approaching its expiration date and, therefore, Serca and SureQuest have now agreed to amend and supplement the Original Agreement regarding, among other matters, Serca's acquisition of additional licenses in the future and the price thereof;

NOW, THEREFORE, in consideration of the mutual promises and undertakings hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS. The following term shall be defined as follows for purposes of the Original Agreement and this Amendment:

     1.1. AGREEMENT. "Agreement," as used within the Original Agreement and this Amendment, shall mean the Original Agreement, including all supplements and amendments thereto (including this Amendment).

2. Section 3 of the Original Agreement is hereby amended in its entirety to read as follows:

     "SECTION 3. PURCHASE OF SOFTWARE LICENSES. In order for Serca to maintain the exclusive marketing arrangement set forth in Section 8 of the Original Agreement, Serca shall be obligated as follows:

          (a) In lieu of paying the balance of the amount due to SureQuest pursuant to Section 8.1 of the Original Agreement, Serca shall acquire _______________ licenses of the Software at the price of
              ______________________________________________________________
              ___________ US currency and shall pay such amount in two (2) installments: (x) an installment of ________________________ __________________ US currency, on or about January 14, 2000, which SureQuest hereby acknowledges receiving; and (y) a second installment of _____________________________________________
              _________________________________________________ US currency which is due and payable to SureQuest on or before May 15, 2000;
              and

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
 (b) To acquire ___________________ additional Software licenses as follows:


              YEAR                       # OF LICENSES             PRICE PER SINGLE-USER LICENSE
              ----                       -------------             -----------------------------
     One--(6/1/00--5/31/01)                   1--60                           $_____
     Two--(6/1/01--5/31/02)                 61--160                           $_____
     Three--(6/1/02--5/31/03)              161--300                           $_____

     As Serca acquires these additional licenses and the price per license decreases, there shall be no retroactive adjustment on the per license price for previously acquired licenses. For example, when the sixty-first license is paid for at ______, there is no downward adjustment in the per license price for licenses 1 to 60.

     Furthermore, there is no obligation to acquire more than _____________ _____ licenses to maintain exclusivity, but if Serca does acquire more than
     ___________________ licenses, the per license price for each license above
     ___________________ is ______.

     The price for the multi-user (three ((3)) simultaneous users) Software is ______ added to the applicable pricing for the year acquired. For each user over three (3) using the multi-user Software license, the price shall increase ________________________________ per each additional user.

     From time to time SERCA may present SureQuest with a request to reduce the per license fee, specified above, in order to satisfy the financial requirements of certain chain accounts. SureQuest agrees to reduce the per license fee for chain accounts to ____________________________________ for ten to nineteen (10-19) licenses or ______________________________
     __________ for twenty (20) or more licenses, if the following criteria is met: i) Serca will provide SureQuest with a written request indicating name of corporate account, number of requested licenses, names of individual facilities and planned installation date(s) no later than twenty five (25) business days prior to initial installation date; ii) Serca agrees to pay at one time for all of these licenses at the reduced fee within 30 days of receiving program disks from SureQuest. Any amount so paid shall reduce proportionately the amounts due on the next succeeding Payment Dates set forth below in section 8.1 of the Original Agreement.

     Serca and SureQuest further agrees that the reduced license fees for chain accounts, under this provision, will reduce the minimum annual purchase requirements specified above as follows: i) prior to May 31, 2001 or until __ licenses are acquired, whichever comes first, reduced license fees of
     ____________________________________ will reduce the minimum license purchase requirement for Year One by four fifths (4/5) of a license for every license acquired and reduced license fees of ___________________ _____________________ will reduce minimum license purchase requirements for Year One by two thirds (2/3) of a license for every license acquired; ii) prior to May 31, 2002 or until ___ licenses are acquired, whichever comes first, reduced license fees of ____________________________________ will reduce the minimum license
     purchase requirement for Year Two by five sixths (5/6) of a license for every license acquired and reduced license fees of ___________________ _______ US will reduce minimum license purchase requirements for Year Two by three forths (3/4) of a license for every license acquired; iii) after May 31, 2002 or when ___ licenses are acquired by Serca under this Agreement, whichever comes first, reduced license fees for chain accounts will reduce minimum license purchase requirements by one license for every license acquired by Serca under this paragraph."

3. Section 8.1 of the Original Agreement is hereby amended in its entirety to read as follows:

     "8.1 MINIMUM PURCHASE. Serca shall make the following payments in acquiring the Software licenses mentioned in Section 8, of the Original Agreement, as amended:

                               Total # of Licenses                         Payment*
      Year                           For Year           # of Licenses        Dates        Amount
      ----                           --------           -------------        -----        ------
One (6/1/00 -- 5/31/00)              __                     __             12/15/00        _____
                                                            __             5/15/01         _____

Two (6/1/01 -- 5/31/02)              ___                    __              8/31/01      _______
                                                            __             11/31/01      _______
                                                            __              2/28/02      _______
                                                            __              5/31/02      _______

Three (6/1/02 -- 5/31/03)            ___                    __              8/31/02     ________
                                                            __             11/31/02     ________
                                                            __              2/28/03     ________
                                                            __              5/31/03     ________

          TOTAL                      ___

        *Payment Dates may be extended 3 months. See Section 5 below.

        **TBD -- To Be Determined: The amount of the December 15, 2000 payment shall be determined, and reported to SureQuest, by Serca no later than August 31, 2000 and shall in no event be less than _______. The amount of the May 15, 2001 payment shall equal ________ less than the amount actually paid by Serca on December 15, 2000.

        The above payments are only necessary for Serca to maintain exclusivity; they are not otherwise required. If, however, Serca does not make all of the above payments on the scheduled dates, Serca will lose the exclusivity referenced in Section 8 of the Original Agreement and will be further penalized as follows: the acquisition price of all licenses acquired after such date of default shall increase to ______ per license and shall, in each instance, only be acquired in quantities of ten (10) or more. The above payments are also due on such dates regardless if Serca has actually placed the licenses purchased with end-users. As licenses are acquired, the payment terms of the Original Agreement, except as, modified by this Amendment, shall apply and all amounts so paid in advance of Payment Date set forth above shall reduce the amounts due on the next succeeding Payment Dates as set forth above."

4. Section 16 of the Original Agreement is hereby amended to correct the mailing address of SureQuest to be "13606 TI Boulevard, Dallas, Texas 75243.

5. Section 21 of the Original Agreement is hereby amended in its entirety to read as follows:

         "SECTION 21. TERM OF AGREEMENT. The term of the Agreement, as amended by the First Amendment, shall be extended from March 31, 2000 to May 31, 2000 and thereafter a new three (3) year agreement incorporating the terms of this Amendment shall commence on June 1, 2000 and terminate on May 31, 2003; provided however, that if Version 4.0 to the Software is not "performing satisfactorily" and does not adequately contain the updated Canadian Nutrient File (Release _______) each by June 1, 2000, and Exhibit H is not agreed to by Serca and SureQuest by March 15, 2000, the commencement of the new three (3) year agreement shall be extended from June 1, 2000 to September 1, 2000 (3 month extension). If this extension actually takes effect, then all payment dates set forth in Section 3 above shall be extended three (3) months, with the exception of payments scheduled for May 15, 2000 and December 15, 2000 which shall nevertheless be paid on such dates. For the purpose of this Section, "performing satisfactorily" shall mean Version
         4.0 shall be delivered to Serca no later than May 1, 2000, after completion of Beta testing, and that Version 4.0 will be free of bugs, known by SureQuest prior to completion of Beta test period, and that Version 4.0 functionality performs as described in Exhibit A: "Release Notes for Version 4.0. In addition, "performing satisfactorily" means that the Import/Export System is compatible with Version 4.0 as more fully described in Exhibit A."

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed by their respective officers, who are duly authorized, as of the date first written above.

SERCA FOODSERVICE, INC.                 SUREQUEST SYSTEMS, INC.


 By: /s/ CRAIG A. SIMPSON               By: /s/     [ILLEGIBLE]
     ------------------------------         ------------------------------


         Craig A. Simpson                           [ILLEGIBLE]
     ------------------------------         ------------------------------
                Name                                   Title

         Vice President                            Chairman
     ------------------------------         ------------------------------
                Name                                   Title